News Release

For more information, contact:

Cheston Turbyfill	Caleb Moore
Corporate Communications	Investor Relations
Phone: +1-210-515-7757	Phone: +1-210-255-6433
Email: cheston.turbyfill@acelity.com	Email: caleb.moore@acelity.com

Acelity Announces Chief Financial Officer Transition Plan
Global Corporate Finance Vice President Todd Wyatt Named Interim CFO

SAN ANTONIO, Sept. 12, 2016 - Acelity L.P. Inc. (“Acelity”), a global advanced wound care and regenerative medicine company, announced today that Tom Casey, Executive Vice President and Chief Financial Officer for Acelity, has resigned from his role at Acelity effective September 16 in order to accept another employment opportunity. Todd Wyatt, Vice President, Global Corporate Finance, will serve as interim CFO while Acelity conducts the formal process of identifying Casey’s successor. Wyatt and Casey will complete a seamless transition during the next 30 days.

“I want to thank Tom for the important role he has served during his time with the Company. He and his team of excellent finance professionals have been instrumental in delivering outstanding financial results, as well as realizing important benefits through multiple financing initiatives during the last two years,” said Joe Woody, President and Chief Executive Officer of Acelity. “Todd has an established tenure and demonstrated track record of excellence; I am confident that his contributions will continue to enhance the strategic and financial imperatives of Acelity.”

“I am proud of what we have accomplished at Acelity,” said Casey. “Acelity is both financially and operationally strong, with exceptional leadership and finance teams in place that remain focused on delivering the strategic and financial priorities of the business.”

CEO Woody added, “We continue to provide value to our customers through focused innovation and an enhanced portfolio of offerings. Looking ahead, I am confident in our ability to build on our strong foundation, continue to grow our business and restore the lives of many millions of patients around the world.”

Wyatt joined the company in 2004 and has previously served as Vice President, Global Corporate Finance, overseeing the financial operations for Acelity. He is a certified public accountant and has served in multiple leadership roles throughout his tenure, including: controllership, financial reporting, business development, strategic planning and investor relations.

About Acelity

Acelity L.P. Inc. and its subsidiaries are a global advanced wound care and regenerative medicine company created by uniting the strengths of three companies, Kinetic Concepts, Inc., LifeCell Corporation and Systagenix Wound Management IP Co B.V. Available in more than 80 countries, the innovative and complementary ACELITYTM product portfolio delivers value through solutions that speed healing and lead the industry in quality, safety and customer experience. Headquartered in San Antonio, Texas, Acelity employs more than 5,800 people around the world.